Exhibit 99.1

For More Information:

Investor Relations

(713) 849-9911

Flotek Industries, Inc. Announces 2009 Results, Amended and Restated Credit Facility

with New Lenders, Exchange of $40 Million in Convertible Debt and Acceptance of New

York Stock Exchange Continued Listing Plan

•	Flotek enters into new lending agreement with Whitebox Advisors and Gates Capital Management.

•	Company agrees to exchange $40 million in Convertible Notes for $36 million in Secured Convertible Notes and 1.57 million shares of Common Stock.

•	Flotek reports net loss for 2009.

•	Company reports acceptance of listing compliance plan by New York Stock Exchange.

•	Flotek confirms conference call details

HOUSTON, March 31 /PRNewswire-FirstCall/ — Flotek Industries, Inc. (NYSE: FTK - News) (“Flotek” or the “Company”) today announced results for the twelve-months ending December 31, 2009.

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenues of $24.6 million for the three-month period ending December 31, 2009. That compares to revenues of $60.0 million for the year-ago period. The Company reported a net loss per common share of ($0.41) compared to a net loss of ($2.45) per share for the same period a year earlier.

For the twelve month period ending December 31, 2009, Flotek posted revenues of $112.6 million. That compares to $226.1 million for the same period in 2008. For 2009 the company posted a net loss of ($2.70) per share, compared to a loss of ($1.78) per share for the period ending December 31, 2008.

“Last year was one of the most challenging in the history of Flotek Industries,” said John Chisholm, interim President of Flotek Industries. “The unprecedented economic turmoil which resulted in a precipitous decline in natural gas and oil activity combined with internal challenges created a very difficult operating environment for Flotek. Yet, Flotek’s professional field personnel and corporate staff, its customers and vendors worked together and have positioned the company to take advantage of future growth opportunities.”

A complete description of the Company’s year-end financials and an operational discussion can be found in the Company’s annual report on file with the U.S. Securities and Exchange Commission.

New Credit Facility

Earlier today, the company executed an Amended and Restated Credit Agreement with Whitebox Advisors, LLC, as administrative agent for themselves and Gates Capital Management for a $40 million term loan. This new senior credit facility refinanced the Company’s existing senior credit facility at Wells Fargo Bank and provided net proceeds of $6.1 million to the Company.

The indebtedness under the new senior credit facility matures November 1, 2012 and has scheduled cash principal payments of $750,000 in 2010, $3,750,000 in 2011, $3,000,000 in 2012 prior to maturity, with the remaining unpaid principal balance due at maturity. Interest is payable quarterly. The Company has the option to either pay the total amount of interest due in cash or to pay a portion of the interest in cash and capitalize the balance of the interest. The annualized interest rate is 10.5% - 14.5% depending on the balance and whether the cash or PIK interest option is elected.

The Amended and Restated Credit Agreement requires additional mandatory principal payments of (a) 50% of EBITDA (earnings before interest, taxes depreciation and amortization) in excess of $4.5 million in any fiscal quarter, (b) 50% of cash proceeds in excess of $5 million and up to $15 million from certain asset dispositions, plus 75% of cash proceeds in excess of $15 million from certain asset dispositions, (c) 75% of any Federal income tax refunds, and (d) $1 million of principal on quarterly payment dates, when the Company’s stock price is equal to or greater than $1.27 per share, payable by issuing common stock (based on 95% of the volume-weighted average price of the common stock for the preceding ten trading days).

The Amended and Restated Credit Agreement provides for a commitment fee of $7,300,000, payable as follows: (a) $925,975 in cash at closing, (b) $4,374,025 through the issuance of 3,431,133 shares of common stock at closing (based on 95% of the volume-weighted average price of the common stock for the preceding ten trading days), (c) $1,000,000 payable in September 2010 in cash or common stock (based on 90% of the greater of the volume-weighted average price of the common stock for the preceding ten trading days or $1.27 per share), and (d) $1,000,000 payable in March 2011 in cash or common stock (based on 85% of the greater of the volume-weighted average price of the common stock for the preceding ten trading days or $1.27 per share). The election as to whether the commitment fee for (c) and (d) is payable in cash or common stock is made by the Company if the volume-weighted average price of the common stock is $1.00 or more per share and by the lenders if such average is less than $1.00 per share at the payment date.

In addition, the Company executed an Exchange Agreement with its new lending syndicate. The Agreement permits each lender to exchange the Company’s convertible senior notes which they hold, up to the principal amount of its participation in the new $40 million term loan, for new convertible senior secured notes and shares of the Company’s common stock.

The current 5.25% convertible senior notes due 2028 were issued in February 2008 (the “2008 Notes”). Upon closing of the exchange, investors will receive, for each $1,000 principal amount of the 2008 Notes exchanged, (a) new 5.25% convertible senior secured notes due 2028 in a principal amount of $900 (the “2010 Notes”) and (b) $50 in shares of the Company’s common stock (based on the greater of 95% of the volume-weighted average price of the common stock for the preceding ten trading days or the closing price of the common stock on the day before the closing. The 2010 Notes have the same interest rate, conversion rights, conversion rate, Company redemption rights and guarantees as the 2008 Notes, except that in addition they are also secured by a second priority lien on substantially all of the Company’s assets. The Company expects to exchange $40 million of convertible senior notes for the aggregate consideration of $36 million in new convertible senior secured notes and $2 million in shares of the Company’s common stock. The Company expects to issue up to 1,568,867 shares of common stock to satisfy the common stock component of the exchange.

FIG Partners, LLC Energy Research & Capital Group acted as Flotek’s financial advisor on the Senior Secured Credit facility and the Convertible Note exchange.

“As we noted during our third quarter review, Flotek’s relationship with its former lenders was strained beyond repair and new financial partners were needed,” said Chisholm. “Not only are we delighted to be working with two long-time Flotek stakeholders in our new credit facility, we are pleased that an equity stake was part of the new financing package, as we believe the structure of this transaction better aligns the interests of all Flotek investors as we work to rebuild our enterprise.”

Neither the shares of common stock nor the new convertible secured notes issued by the Company in these transactions have been registered under the Securities Act of 1933, as amended, and they may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Approval of New York Stock Exchange Plan to Regain Listing Compliance

Flotek also announced today that the New York Stock Exchange has accepted the Company’s proposed plan to remain listed on the Exchange. As a result, Flotek’s common stock will remain listed, subject to quarterly progress reviews by the Exchange’s Listing and Compliance Committee assessing the company’s progress on meeting the goals of its plan.

“We appreciate the support and the assistance of the NYSE as we develop the strategy for Flotek’s future success as a member in good-standing of the New York Stock Exchange,” added Chisholm. “I am confident that the announced refinancing combined with other strategic initiatives and our primary focus of rebuilding our core businesses will lead us back into compliance with all NYSE regulations.”

Conference Call Details

Flotek will host a conference call on Thursday, April 1, 2010 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three and twelve months ended December 31, 2009.

To participate in the call, participants should dial 800-909-4197 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.